A.C.N. 009 069 005

02 August 2006

Mr. Terry Barr
Arndt Energy Limited
C/-Trident Trust Company Limited
Trustees of the Arndt Trust
11 Bath Street
ST HELIER JERSEY

Dear Terry,

I refer to the consultancy agreement dated 1 December 2005, between Samson Oil & Gas Limited (“Samson”) and Arndt Energy Limited (“Arndt”).

I wish to advise that the Board of Directors of Samson have reviewed the consultancy fees payable to Arndt and confirm that effective 1 July 2006, the consultancy fee payable pursuant to Clause 5.1 of the agreement shall increase from $230,000 per annum to $280,000 per annum. All other terms in the agreement remains the same.

The effect of this review will be that from 1 July 2006, Samson will pay Arndt the following:

Consultancy fee	A$280,000 pa
Living expenses	A$50,000 pa
Total	A$330,000 pa

Yours faithfully

/s/ Denis Rakich
DENIS RAKICH
Company Secretary